EXHIBIT 10.55

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of December 20, 2011, by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, an Iowa-domiciled insurance company (“State Auto P&C”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Robert P. Restrepo, Jr. (“Executive”). State Auto Financial, State Auto P&C, State Auto Mutual and each of their respective subsidiaries and affiliates, present and future, are hereinafter collectively referred to as “State Auto.”

Background Information

WHEREAS, State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record of all employees of State Auto (other than employees of Risk Evaluation and Design, LLC, a second tier subsidiary of State Auto Mutual), and State Auto Financial is a majority owned subsidiary of State Auto Mutual, while State Auto Mutual is the ultimate controlling entity in the State Auto holding company system; and

WHEREAS, as a result of the Executive’s role, as described below, in serving State Auto Financial, State Auto Mutual and the other State Auto companies, it is appropriate that this Employment Agreement be entered into among State Auto P&C, State Auto Financial, State Auto Mutual and Executive; and

WHEREAS, State Auto currently employs Executive as the Chairman of the Board, Chief Executive Officer and President of State Auto; and

WHEREAS, Executive desires to continue such employment on the terms and conditions set forth below.

Statement of Agreement

NOW, THEREFORE, in consideration of such employment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I Definitions.

Capitalized terms used herein which are not defined herein shall have the meanings ascribed to such terms in the Executive Agreement dated the same date as this Agreement among State Auto Financial, State Auto Mutual and Executive (the “Executive Agreement”), a copy of the form of which is attached hereto as Exhibit A and incorporated herein by this reference.

Article II Employment Duties and Term.

(A)	Duties.

Executive shall perform the duties of the offices of Chairman of the Board, Chief Executive Officer and President of State Auto as described in the Bylaws or the Code of

Regulations, as applicable, of each State Auto company, as well as such other duties and services requested or directed by any State Auto Board of Directors, consistent with Executive’s offices herein. Executive shall devote the Executive’s full time and attention and best efforts to the performance of such duties. Executive shall serve as an officer of State Auto so long as Executive shall be duly elected by the respective State Auto Boards of Directors at any time or times during the term of this Agreement. Notwithstanding the foregoing, at any time during the last year of this Agreement, State Auto reserves the right to alter Executive’s job title of Chief Executive Officer as it deems necessary. Any such change in Executive’s job title of Chief Executive Officer shall not affect any other term of this Agreement or Executive’s Executive Agreement.

(B)	Term.

The term of this Agreement shall be for a period commencing on January 1, 2012 (“Commencement Date”), and ending on December 31, 2015, unless terminated at an earlier date pursuant to an event described in Article IV of this Agreement (referred to hereafter as the “Employment Term”). State Auto shall provide Executive notice or Executive shall provide State Auto with notice, in writing, at least 90 days prior to the end of the Employment Term of the Agreement’s termination; provided, however, that it is understood and agreed that this Agreement shall terminate as of December 31, 2015, regardless of whether such notice is given and provided further that Executive’s notice, if given, under this Section (B) shall not constitute a Voluntary Termination as defined Section (C) of Article IV of this Agreement. It is further understood that in the event State Auto and Executive agree that Executive is to perform his duties for a period not to exceed 60 days following the expiration of the Agreement, that shall not effect a waiver of any right Executive might have to severance benefits otherwise contemplated by the terms of this Agreement.

(C)	Retirement.

Unless State Auto and Executive agree otherwise, Executive shall retire as of December 31, 2015 (the “Retirement Date”). Executive agrees to participate and cooperate with the identification and selection of his successor before the Retirement Date.

Article III Compensation.

State Auto agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for Executive’s services in any capacity hereunder or in the performance of other like duties assigned to Executive by the Board of Directors of State Auto:

(A)	Base Compensation.

At the outset of the Employment Term, State Auto shall pay to Executive a base salary (the “Base Salary”) in the amount of Seven Hundred Eighty Thousand Dollars ($780,000.00) per year, payable in accordance with State Auto’s general policies and procedures for payment of compensation to its salaried personnel, plus such increases in annual base compensation that the Compensation Committee of the Board of Directors of State Auto Financial (the “STFC Compensation Committee”) may authorize as provided herein. The compensation of Executive shall be reviewed by the STFC Compensation Committee no less often than once each calendar year during the Employment Term and may be increased by the STFC Compensation Committee as it determines in the good faith exercise of its business judgment based on such factors as the STFC Compensation Committee deems appropriate. In no event shall the Base Salary be less than the Base Salary set forth above; provided, however, that this restriction may be suspended by the STFC Compensation Committee if the STFC Compensation Committee and Executive mutually agree, on the basis of such commercially reasonable factors as each deems appropriate in the good faith exercise of their respective business judgment, that imposing such suspension is in the best interests of State Auto Financial (“Exigent Circumstances”). Any request by State Auto for Executive’s agreement to a reduction or suspension of any portion of his compensation, bonus or other payments will not constitute grounds for a claim by Executive that he has suffered an involuntary Termination Without Cause (as defined below). If, however, Executive and the STFC Compensation Committee cannot reach mutual agreement concerning any such reduction or suspension, the Base Salary shall continue to not be less than the Base Salary set forth above.

(B)	Short Term Incentive Cash Compensation Plans.

(1)

Executive shall participate in the State Auto Financial Corporation Leadership Bonus Plan (the “LBP”) with an incentive bonus target equal to no less than 75% of the Executive’s then current Base Salary. It is contemplated that a portion of the bonus opportunity under the LBP shall be “performance-based compensation,” as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and payable based upon the achievement of peer comparison and/or other performance goals determined by the STFC Compensation Committee and any remaining portion of the bonus opportunity shall be payable at the discretion of the STFC Compensation Committee. Executive’s participation in the LBP shall be according to the terms and conditions of the LBP. It is understood and agreed that the LBP or any similar cash incentive compensation plan may be amended, suspended, or terminated by State Auto at any time. It is understood and agreed that the bonus compensation potential from the LBP shall not be less than the bonus compensation potential available to Executive under the LBP in effect for Executive on the date of this Agreement, provided that this restriction may be suspended due to Exigent Circumstances, provided Executive and the STFC Compensation Committee mutually agree that such Exigent Circumstances exist.

(2)

Executive shall participate in the State Auto Quality Performance Bonus Plan (“QPB Plan”) or any similar cash incentive compensation plan generally made available to executives of State Auto, so long as State Auto continues to offer the QPB Plan or a similar plan to such executives.

It is understood and agreed that the QPB Plan or any similar cash incentive compensation plan may be amended, suspended or terminated by State Auto at any time. Executive’s participation in the QPB Plan shall be according to the terms and conditions of the QPB Plan, including any offsets applicable to bonus amounts earned under the LBP.

(C)	Long Term Incentive Compensation Plan.

Executive shall participate in the State Auto Financial Corporation Long-Term Incentive Program (the “LTIP”) as applicable to Executive and certain other executives of State Auto, per the terms and conditions of the LTIP.

(D)	Participation in Retirement Plan and Rights Under Other Agreements.

(1)

Executive shall be entitled to participate in the following plans: (a) any State Auto employee stock purchase plan; (b) the State Auto Insurance Companies Employee Retirement Plan, a noncontributory, defined benefit retirement plan, qualified under Section 401(a) of the Code; (c) the State Auto Insurance Companies Retirement Savings Plan, a defined contribution plan, qualified under Section 401(k) of the Code; and (d) any successor or similar stock purchase or retirement plans generally made available to employees of State Auto, so long as State Auto continues to offer such plans or similar plans to employees of State Auto. It is understood and agreed that the foregoing plans or any successor or similar plans may be amended, suspended, or terminated by State Auto at any time.

(2)

Executive shall be entitled to participate in State Auto’s nonqualified, unfunded, noncontributory Supplemental Retirement Plan (“SERP”), or any successor or similar retirement plan made available to any executive of State Auto, so long as State Auto continues to offer such plan or successor or similar plans to any executive of State Auto, as well as the Special SERP. It is understood and agreed that the foregoing plans or any successor or similar plans may be amended, suspended or terminated by State Auto at any time as provided in such plan document. The terms and conditions of Executive’s supplemental retirement benefits shall be controlled by the applicable SERP and Special SERP plan documents, and in the event of any inconsistencies with this Agreement, or any prior agreements between the parties, the provisions of the SERP and Special SERP plan documents shall control.

(3)

Executive shall be entitled to participate in the 2009 Equity Incentive Compensation Plan or any successor or additional equity based compensation plans (the “Equity Plans”) implemented by State Auto. Notwithstanding any other provision contained in the Equity Plans, in the event Executive’s employment is terminated for any reason, he shall have a period of not less than 90 days in which to exercise any equity based award made pursuant to the Equity Plans, which has vested pursuant to the terms of such Equity Plans, provided, however, that the period during which such award can be exercised will be such longer period as is provided under the terms of such equity based award agreement then applicable. However, notwithstanding the foregoing, if such exercise period spans two consecutive calendar years, such exercise shall occur no later than March 15th of the second calendar year. It is understood and agreed that the Equity Plans may be amended, suspended or terminated by the STFC Compensation Committee at any time.

(E)	Other Fringe Benefits.

In addition to the benefits provided for in Article III, Executive shall receive and enjoy any and all other fringe benefits generally made available to employees of State Auto as described in State Auto’s Employee Reference Guide, in accordance with State Auto’s regular employment policies and practices. In addition, the STFC Compensation Committee and the Boards of Directors of State Auto Financial and State Auto Mutual shall have the authority to grant such additional fringe benefits and perquisites to Executive as each, in its discretion, deems appropriate. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with State Auto’s then existing policy regarding the same and further provided that no reimbursement shall be made later than the end of the calendar year following the calendar year in which such expense was incurred. If such benefits are taxable, State Auto shall ensure that terms of the benefits will comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.

(F)	Participation in Future Compensation, Retirement, and Fringe Benefit Plans.

In addition to the benefits provided for in Article III, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future generally made available to executives of State Auto. If such benefits are taxable, State Auto shall ensure that terms of the benefits will comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.

(G)	Vacation.

Executive shall be entitled to five weeks of paid vacation and such other personal absence days as State Auto provides its other employees.

Article IV Termination.

(A)	Disability.

If during the Employment Term Executive shall be unable to substantially perform his duties hereunder because of illness or other incapacity constituting a disability as defined in Section 409A of the Code (referred to hereafter as “Disability”), and such Disability shall persist for a period of at least six months in any 12 month period, State Auto shall thereafter have the right, on not less than 45 days’ written notice to Executive, to terminate Executive’s employment under this Agreement, in which case the date of Executive’s separation from service (as defined in Section 409A of the Code) shall be not less than the 45th day following the date of written notice. In such event, in addition to any other benefits to which Executive would be entitled, State Auto shall be obligated to pay Executive his full compensation pursuant to Sections (A), (B), and (C) of Article III hereof accruing through the date of such separation from service and per the terms of the applicable plan or program. Thereafter, State Auto shall be obligated to pay Executive an amount equal to 80% of the Executive’s then-current Base Salary, less any benefits to which Executive might be entitled under State Auto’s long term disability plan described in State Auto’s Employee Reference Guide that is current as of the date of such separation from service. The compensation provided under this Section shall continue for the full period of Disability or until December 31, 2015, whichever first occurs and shall be paid in accordance with State Auto’s normal compensation practices applicable to salaried employees. State Auto may purchase disability insurance coverage for Executive to insure against this potential liability; provided, however, that if such insurance coverage is secured, the terms of such policy(ies), if any, shall govern. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by State Auto and Executive or, in the event of Executive’s incapacity to designate a qualified medical doctor, by Executive’s legal representative. If State Auto and Executive (or his legal representative, as the case may be) fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability. In addition to the foregoing disability compensation described in this Article IV Section (A), Executive shall continue to receive such health insurance benefits or their equivalent as he and his spouse receive on the date of Disability, as well as such group life insurance as Executive has in place on his life, as of the date of Disability, pursuant to the terms of such plans as are generally made available to State Auto employees. Executive’s compensation and other benefits described in Article III shall be reinstated in full upon his return to employment.

(B)	Death.

In the event of Executive’s death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive’s death, State Auto shall continue to pay his then-current Base Salary for a period equal to the lesser of 12 full calendar months following the month in which his death occurs or until December 31, 2015. Such Base Salary payments shall be made in accordance with State Auto’s normal compensation practices applicable to salaried employees. A pro rata share of the compensation to which Executive is entitled pursuant to Article Ill Section (B) and (C) hereof shall be paid pursuant to the terms of the LBP, the QPB Plan, and the LTIP (collectively, the “Bonus Plans”), provided the bonus contemplated by any of the Bonus Plans is in fact earned under the terms of such Bonus Plan then in effect for the particular period in which Executive were to die. Said pro rata share of the bonus due under the LBP shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of the Executive’s death by the denominator of 12. Said pro rata share of any bonus due under the QPB Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar quarter on the date of the Executive’s death, divided by a denominator of three. The pro-rata share of the payment due under the LTIP shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the then current LTIP’s measurement period on the date of the Executive’s death divided by a denominator equal to the duration of the measurement period. Executive’s compensation for the period following his death shall be paid to the beneficiary indicated on the Beneficiary Designation attached hereto as Exhibit B. If the bonus due under the LBP, or the LTIP is earned under Article III, said sums will be paid to the Beneficiary as soon as practicable following the end of the calendar year following the determination by State Auto that the bonus due under the LBP or the LTIP has in fact been earned pursuant to the terms of each such bonus opportunity, but no later than March 15 following such calendar year. In addition to the foregoing, in the event of Executive’s death during his employment hereunder, Executive’s spouse shall be entitled to participate in State Auto’s fringe benefit programs as would the spouse of any other deceased State Auto employee in similar circumstances.

(C)	Voluntary Termination.

Except as provided in the Executive Agreement, in the event Executive voluntarily terminates his employment, including, without limitation, Retirement initiated solely by Executive, and mandatory retirement on December 31, 2015 (to the extent permitted by Section 1625.12 of the ADEA regulations), he shall cease to receive compensation as of the date of such separation from service, except that to which he may then be entitled pursuant to the terms of the LBP, the QPB Plan, or the LTIP, as then in effect. It is understood and agreed that as respects the LBP, the QPB Plan, and the LTIP, Executive is required to be employed by State Auto on the date such amount is paid, if he had in fact earned such bonus under the terms of the LBP, the QPB Plan, and the LTIP, unless the terms of the LBP, the QPB Plan and the LTIP, as applicable, provide otherwise.

(D)	Termination for Cause.

(1)

In the event that the Boards of Directors of State Auto Mutual, State Auto Financial and State Auto P&C (collectively, the “Boards”) jointly determine that this Agreement and Executive’s employment should be terminated for Cause, as defined in (2) below, Executive shall be entitled: (a) to receive payment of any Base Salary accrued through the date of separation from service and (b) to receive the compensation to which he may be entitled pursuant to the terms of the LBP, the QPB Plan, and the LTIP, as then in effect. If the Boards decide to terminate this Agreement as provided in this Section, State Auto will give Executive 30 days’ advance written notice of its intention to terminate this Agreement. In the event of a termination for Cause, Executive’s service shall terminate upon the expiration of the notice period; provided, however, Executive may be relieved of his duties at the discretion of the Boards on the date the above described notice is delivered to Executive. It is further understood and agreed that should Executive dispute the fact that Cause, as defined herein, exists for such termination, Executive has the right to pursue a claim in Arbitration under Section 13 of the Executive Agreement for such benefits that would otherwise have been due to him under Section (E) of this Article IV had he not been terminated for Cause.

(2)

For purposes of this Section D of Article IV, it is understood and agreed that Cause shall mean the following: (a) the willful and continued failure of the Executive to perform the Executive’s duties with State Auto (other than any such failure resulting from incapacity due to a Disability), after a written demand for performance is delivered to the Executive by the Boards which specifically identifies the manner in which the Boards believe that the Executive has not performed the Executive’s duties: (b) the willful engaging by the Executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto, as determined by the Boards; (c) the breach of any provision of Article VI hereof as determined by the Boards; or (d) the willful failure to comply with any State Auto code of conduct or code of ethics applicable to Executive, as determined by the Boards. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of State Auto.

(E)	Involuntary Termination Without Cause.

In the event that the Boards determine that this Agreement and the employment of Executive should be terminated before the Retirement Date for a reason other than death, Disability, voluntary separation from service by Executive, or for Cause (such reason is hereafter referred to as a “Termination Without Cause”):

(1)

Executive, or his designated beneficiary, shall be entitled to continue to receive the Base Salary he otherwise would have been entitled to receive (including but not limited to amounts earned but not paid) had he remained employed for a period of two (2) years, or through the Retirement Date, whichever is less. Such amounts shall begin to be paid as soon as practicable after Executive’s separation from service and shall continue for a period of two (2) years, or until December 31, 2015, whichever is less.

(2)

Executive, or his designated beneficiary, shall be entitled to receive a one-year bonus payment equal to the average of the annual aggregate bonus under the QPB Plan (or its successor) earned by Executive for each of the two calendar years immediately preceding the calendar year in which the Termination Without Cause occurs, plus the average of the amount earned under the LBP and the LTIP in place for each of the two calendar years immediately preceding the calendar year in which the Termination Without Cause occurs, payable in the form and at the time specified in such plans.

(3)

Any stock options granted to Executive shall vest on the termination date, notwithstanding any vesting schedule set forth in any outstanding option agreements with Executive, and shall be exercisable under the terms of the plan.

(4)

Executive shall be entitled to receive from State Auto an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by twenty-four (24) months, or the number of months from the date of termination until December 31, 2015, whichever is less, payable as a single lump sum payment as soon as practicable after separation from service, subject to the provisions of Section (H) below.

Notwithstanding any provision to the contrary, the payments and benefits due to Executive under this Section (E) of Article IV shall commence no later than 90 days after Executive’s Termination Without Cause, provided that Executive has executed a valid release of State Auto Mutual, State Auto P & C, and their respective officers, directors and employees, from any and all actions, suits, proceedings, claims and demands relating to Executive’s employment and Involuntary Termination Without Cause, and the applicable revocation period has expired within this period.

(F)	Change of Control.

In the event that State Auto shall undergo a Change of Control, as defined in the Executive Agreement, and Executive terminates his employment for Good Reason, as defined in the Executive Agreement, in lieu of any compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement.

(G)	Mitigation.

In the event that Executive voluntarily terminates his employment, as set forth in Article IV Section (C) herein, or Executive’s employment pursuant to this Agreement is

Terminated Without Cause, as set forth in Article IV Section (E) herein, or Executive’s employment is not renewed, as set forth in Article IV Section (F) herein, or Executive is terminated pursuant to a Change of Control, as set forth in Article IV Section (G) herein, Executive shall have no duty to mitigate his damages by seeking other employment, and State Auto shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.

(H)	Specified Employee Delay.

In the event that the sum of any payments under this Agreement, from the date of separation from service until December 31st of the second year after the year of separation from service, exceeds an amount equal to two times the limit under Section 401(a)(17) of the Code, and the Executive is a Specified Employee as defined in Section 409A of the Code, any payments under this Agreement due to a separation from service (as defined in Section 409A of the Code) and subject to Section 409A of the Code shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of the Specified Employee). Payments to which a Specified Employee would otherwise be entitled during the first six months following the date of separation from service shall be accumulated and paid as of the first date of the seventh month following the date of separation from service.

(I)	Resignation from Boards.

Executive agrees that, upon termination of Executive’s employment for any reason set forth in this Article IV, Executive shall immediately resign as a director and officer from all State Auto companies, as well as BroadStreet Capital Partners or their respective successor(s).

Article V Executive’s Rights Under Certain Plans.

Notwithstanding anything contained herein, State Auto agrees that the benefits provided to Executive herein are not in lieu of any rights and privileges to which Executive may be entitled as an employee of State Auto under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of State Auto. If Executive shall be entitled to participate in any retirement or fringe benefit plan pursuant to the terms of this Agreement after the cessation of his employment and if the terms of any such retirement or fringe benefit plan do not permit continued participation by Executive after separation from service, then State Auto will arrange for other coverage at State Auto’s expense providing substantially similar benefits. If such benefits are taxable, State Auto shall ensure that terms of the benefits will comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.

Article VI Confidential Information; Noncompetition Agreement.

(A)	Confidential Information.

Executive agrees to receive Confidential Information (as defined below) of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon separation from service with State Auto, all documents, records, notebooks, and similar repositories (including electronic formats) containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with State Auto. For purposes of this Article VI, “Confidential Information” means information disclosed to Executive or known by State Auto, which is not generally known in the business in which State Auto is or may become engaged, including, but not limited to, information about State Auto’s services, trade secrets, financial information, customer lists, books, records, memoranda, other proprietary information of State Auto and any other information deemed to be Confidential Information as determined by the State Auto Mutual Board of Directors Corporate Governance Guidelines, the State Auto Code of Business Conduct and/or any other applicable State Auto policy. Executive further agrees that the obligation to maintain confidentiality created by this Article VI shall continue in effect for the duration of this Agreement and following the termination of Executive’s service with State Auto.

(B)	Devotion of Time to Performance of Duties.

Executive further agrees that during the Employment Term he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which State Auto is or may become engaged. With the concurrence of the Boards, and subject to the applicable provisions of the State Auto Mutual Board of Directors Corporate Governance Guidelines, the State Auto Code of Business Conduct and/or any other applicable State Auto policy, Executive may serve on the board of directors of another public company, in addition to the board of directors of State Auto Financial, if that opportunity presents itself.

(C)	Noncompetition Agreement.

(1)

Executive further agrees that for a period of two years following a separation from service with State Auto, Executive will not directly or indirectly engage in the property casualty or specialty insurance underwriting business or any other line(s) of business in which State Auto is operating at the time of Executive’s separation from service as an officer, director, consultant or employee of an insurer operating in any state where State Auto operates which has direct written premium in excess of $1 billion nationally as of the end of the calendar year immediately preceding Executive’s separation from service with State Auto.

(2)

Executive also agrees that for a period of two years following a separation from service, he shall not directly or indirectly hire, solicit for hiring or otherwise induce any employee of State Auto to leave State Auto’s employment.

(3)

Nothing in this Section (C) shall be construed to prohibit Executive from owning, directly or indirectly, less than five percent of the securities of any class of any company listed on a national securities exchange or traded in the over-the-counter securities market.

(4)

The noncompetition period shall be tolled (i.e., temporarily suspended) during the period of any violation or attempted violation of this Section by Executive. State Auto shall provide written notice to Executive of any tolling of the noncompetition period.

(5)

Executive understands that this Section is an essential element of this Agreement and that State Auto would not have entered into this Agreement without this Section being included in it. Executive acknowledges that this Section is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this Section, Executive agrees that money damages would not be a sufficient remedy for State Auto. Accordingly, State Auto shall be entitled to specific performance and injunctive and other equitable relief for any breach by Executive of this Section, without any showing of irreparable harm or damage or the posting of any bond. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section, but shall be in addition to all other remedies available at law or equity. If any of the provisions of this Section shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision to the maximum extent permitted by law and, as so modified, said provision shall then be enforceable to the maximum extent permitted by law.

(6)

Notwithstanding the foregoing provisions, in the event Executive voluntarily separates from service as provided in Section (C) of Article IV of the Agreement above, the provisions of Section (C)(1) of this Article VI shall be limited to a period of one year following such separation from service.

(D)	Forfeiture Events; Clawback Rights.

(1)

The Boards may, in their discretion, require Executive to repay State Auto all or any portion of the amounts paid as termination benefits provided under Article IV Sections (A) through (F) (collectively, the ‘Termination Benefits”) if:

(i)	Executive violates any non-competition, non-solicitation or confidentiality covenant applicable to the Executive and for the benefit of State Auto, including such covenants included in this Agreement;

(ii)

It is later discovered that Executive engaged in conduct detrimental to State Auto during the Employment Term which has a material adverse effect on State Auto as determined by the Board of Directors of State Auto Mutual, in its discretion; or

(iii)

(A) The amount of any of the Termination Benefits was calculated based upon the achievement of certain financial results of State Auto that were subsequently the subject of a financial statement restatement by State Auto;

(B) Executive engaged in conduct detrimental to State Auto that caused or substantially contributed to the need for the financial statement restatement by State Auto; and

(C) The amount of Executive’s Termination Benefits would have been lower than the amount actually awarded to Executive had the financial results been properly reported.

Notwithstanding the foregoing, if the Boards determine that Executive engaged in fraudulent conduct, then the Boards will seek repayment of the Termination Benefits. This provision shall not be the exclusive remedy of State Auto with respect to such matters.

(2)

The terms of any compensation recovery or recoupment policy heretofore or hereafter adopted by the Boards, including any and all amendments thereto (a “clawback policy”), are hereby incorporated into this Agreement by reference. In addition to the terms and conditions set forth in this Agreement, Executive agrees that any amounts payable or paid to Executive under this Agreement shall be subject to the terms of any clawback policy of the Boards.

Article VII Successors.

(A)	As to State Auto.

This Agreement shall inure to the benefit of and be binding upon State Auto, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of State Auto Financial or all or substantially all of its assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of State Auto Financial or State Auto Mutual.

(B)	As to Executive.

This Agreement shall also inure to the benefit of and be binding on Executive, his heirs, successors, and legal representatives.

Article VIII COBRA Continuation Coverage.

Notwithstanding any provision of this Agreement to the contrary, in the event of any qualifying event, as defined in Section 4980B(f)(3) of Code, Executive and his qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under Section 4980B(f) of the Code. The foregoing is intended as a statement of Executive’s continuation coverage rights and is in no way intended to limit any greater rights of Executive or his qualified beneficiaries under this Agreement. If a greater benefit is available to Executive or his qualifying beneficiaries under this Agreement or otherwise, Executive or his qualified beneficiaries may forego continuation coverage and elect instead such greater benefit.

Article IX Indemnification.

State Auto, as provided for in its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, and its Indemnification Agreement with Executive, shall indemnify Executive to the full extent of the general laws of the State of Ohio, now or hereafter in force, including the advance of expenses under procedures provided by such laws.

Article X General Provisions.

(A)	Entire Agreement.

This Agreement, together with the Executive Agreement, contains the entire agreement of the parties hereto with respect to the employment of Executive by State Auto, and completely supersedes any prior employment agreements or arrangements between the parties hereto, including the Employment Agreement entered into on March 1, 2009. The parties hereto agree that this Agreement cannot be hereafter amended, modified, or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto. The parties also agree that this Agreement shall be amended and/or modified as necessary to comply with Section 409A of the Code or regulations issued thereunder.

(B)	Applicable Law.

This Agreement shall be governed in all respects by the laws of the State of Ohio, without giving effect to any of its conflict of law provisions.

(C)	Venue.

State Auto and Executive designate either the Court of Common Pleas of Franklin County, Ohio or the U.S. District Court in Columbus, Ohio as the exclusive courts of competent jurisdiction and venue for any actions or proceedings relating to this Agreement and hereby irrevocably consent to such designation, jurisdiction and venue.

(D)	Notices.

All notices under this Agreement shall be in writing and will be duly given if sent by registered or certified mail to the respective parties to the addresses set forth below or such other addresses as the parties may hereafter designate in writing for such purpose:

(1)	If to either State Auto Financial, State Auto P&C or State Auto Mutual, to 518 East Broad Street, Columbus, Ohio 43215, Attention: General Counsel; and

(2)	If to Executive, to the address set forth below his signature to this Agreement.

(E)	Assignment.

Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of State Auto Mutual and State Auto Financial.

(F)	Capacity.

State Auto Financial, State Auto P&C and State Auto Mutual represent and warrant to Executive that they have the capacity and right to enter into this Agreement and perform all of their obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise.

(G)	Waiver.

The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party’s rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.

(H)	Rights and Remedies Cumulative. All rights and remedies of the parties hereunder are cumulative.

(I)	Divisibility.

The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.

(J)	Captions and Titles.

Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.

(K)	Section 409A of the Code.

It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject Executive to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. To the extent that any regulations or other guidance issued under Section 409A of the Code would result in the Executive being subject to payment of additional income taxes or interest under Section 409A of the Code, the parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the parties have signed this Agreement on which is effective on the date and year first above written.

ATTEST	State Auto Financial Corporation

/s/ James A. Yano	By:	/s/ Paul Williams
James A. Yano		Paul Williams, Chair of the
Secretary		Compensation Committee

State Auto Property and Casualty Insurance Company

/s/ James A. Yano	By:	/s/ Paul Williams
James A. Yano		Paul Williams, Chair of the
Secretary		Compensation Committee

State Automobile Mutual Insurance Company

/s/ James A. Yano	By:	/s/ Michael J. Fiorile
James A. Yano		Michael J. Fiorile, Chair of the
Secretary		Nominating and Governance Committee

Executive

	By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr.